Exhibit 10.1

Note Amendment Agreement

Reference is made to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of November 18, 2019 (as may be amended from time to time) by and among Acacia Research Corporation (the “Company”), Starboard Value LP (the “Designee”) and certain Buyers party thereto (collectively, the “Starboard Funds”) and those certain Notes issued by Merton Acquisition HoldCo LLC (“Merton”) pursuant to the Securities Purchase Agreement on June 4, 2020, March 31, 2021, June 30, 2021 and September 30, 2021 (collectively, the “Outstanding Notes”) in an aggregate principal amount of $180,000,000. All capitalized terms not otherwise defined shall have the meaning set forth in the Securities Purchase Agreement. The Company, Merton and the Designee on behalf of the Starboard Funds hereby agree as follows:

1.	The Company, Merton and the Designee on behalf of the Starboard Funds agree to amend the terms of the Outstanding Notes as follows:

Section 10(g)(i) of each of the Outstanding Notes is amended and replaced by the following (additions in bold underline):

“(i) The Parent Guarantor shall not permit any of its Subsidiaries that are not Guarantors (“Non-Guarantor Subsidiaries”) to, directly or indirectly:

(1) Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, except with respect to Pixel Acquisition Holdco LLC and the subsidiaries it held as of October 7, 2021, Indebtedness that would otherwise be permitted as “Permitted Debt” under Section 10(a)(4), (9), (12), (13), (14), (15) and (18) of this Note, so long as such subsidiaries continue to remain subsidiaries of Pixel Acquisition HoldCo LLC, and the Parent Guarantor shall not permit any of the Non-Guarantor Subsidiaries to issue any shares of Preferred Stock;

(2) assume or guarantee any Indebtedness secured by a Lien upon any asset or property of such Non-Guarantor Subsidiary or on any evidences of Indebtedness or shares of Capital Stock of, or other ownership interests in, any Non-Guarantor Subsidiary (regardless of whether the asset, property, Indebtedness, Capital Stock or ownership interests were acquired before or after the date hereof);

(3) hire any employees or enter into any leases, except (i) if done by ARG in the ordinary course of business, (ii) if done by Pixel Acquisition Holdco LLC and the subsidiaries it held as of October 7, 2021, in the ordinary course of business, so long as such subsidiaries continue to remain subsidiaries of Pixel Acquisition HoldCo LLC, or (ii) if required by applicable law; and

(4) Except for ARG, engage in any business activities or have any material properties or liabilities, other than (i) activities related to the maintenance of its corporate existence, (ii) activities related to their ordinary course activities of purchasing Intellectual Property, (iii) activities related to their ordinary course activities of retaining legal counsel to represent such non-guarantor subsidiary as a plaintiff in Intellectual Property litigation, (iv) activities to comply with applicable law, (v) transactions among the Parent Guarantor and its Subsidiaries in their ordinary course of business, (vi) with respect to AMO Holdco LLC, Viamet Holdco LLC, Malin J1 Limited and Maudlin Holdings LLC, holding the assets and being party to those agreements listed on Schedule F of the Fourth Supplemental Agreement, and such other assets that AMO Holdco LLC, Viamet Holdco LLC and Maudlin Holdings LLC may hold as a result of dividends, distributions or similar corporate transactions that AMO Holdco LLC, Viamet Holdco LLC, Malin J1 Limited and Maudlin Holdings LLC may be entitled to as a result of holding such assets or ordinary course activities related to holding such assets, (vii) with respect to Pixel Acquisition HoldCo LLC and the subsidiaries it held as of October 7, 2021, activities related to the manufacture, sale, and servicing of impact and industrial printers, consumables, and related servicing activities, and holding subsidiaries engaged in such activities, in each case, so long as such subsidiaries continue to remain subsidiaries of Pixel Acquisition HoldCo LLC (viii) activities, liabilities and properties incidental to the foregoing clauses (i) through (iv), with all such liabilities in total not to exceed an aggregate of $5,000,000 among all non-guarantor subsidiaries as a whole and $1,000,000 for each non-guarantor subsidiary individually, excluding legal and professional fees and royalty sharing arrangements accrued in the ordinary course of the patent assertion business.”

2.	Attached hereto as Schedule A are the direct and indirect subsidiaries of Pixel Acquisition Holdco LLC, a Delaware limited liability company.

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3.	All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof to the fullest extent enforceable under applicable law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

4.	This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.	If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ACACIA RESEARCH CORPORATION

By:	/s/Richard Rosenstein
Name:	Richard Rosenstein
Title:	Chief Financial Officer

MERTON:

MERTON ACQUISITION HOLDCO LLC

By:	/s/Richard Rosenstein
Name:	Richard Rosenstein
Title:	Chief Financial Officer

DESIGNEE:

STARBOARD VALUE LP

By:	/s/Jeffrey C. Smith
Name:	Jeffrey C. Smith
Title:	Authorized Signatory

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